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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): November 9, 1998.


                       INTERMAGNETICS GENERAL CORPORATION
                       ----------------------------------
            (Exact name of registrant as specified in its charter.)


                         Commission File Number 1-11344

               New York                                    14-1537454
    -------------------------------                   -------------------
    (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                    Identification No.)


       450 Old Niskayuna Road,
          Latham, New York                                   12110
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(Address of principal executive offices)                  (Zip Code)

       Registrant's telephone number, including area code (518) 782-1122
                                                          --------------
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Item 5. Other Events

See Attached Press Release

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                                              Intermagnetics General Corporation
                                              450 Old Niskayuna Road
                                              P.O. Box 461
                                              Latham, NY 12110-0461
                                              AMEX: IMG
                                              Web Site: www.igc.com


At Intermagnetics General Corporation:    At The Financial Relations Board:
Carl H. Rosner      Cathy Yudzevich       Karl Plath           Margaret Huebner
Chairman & CEO      Investor Relations    General Inquiries    Analyst Inquiries
(518) 782-1122      (518) 782-1122        (312) 640-6738       (312) 640-6725


                 INTERMAGNETICS FILES SUIT AGAINST TREX MEDICAL

         LATHAM, NY November 9, 1998 -- Intermagnetics General Corporation (AMEX:IMG) announced today it has filed suit against Trex Medical Corporation (AMEX:TXM) alleging that Trex has breached and repudiated the parties' Distributorship Agreement. Under the Agreement, which was executed on November 10, 1997, Intermagnetics appointed Trex the exclusive distributor of Intermagnetics' permanent magnet-based clinical magnetic resonance (MR) imaging system. The Company's complaint was filed in United States District Court for the District of Connecticut.

         Among other claims, Intermagnetics alleges that Trex misrepresented material facts in order to induce the Company to enter into the contract, and violated the Connecticut Unfair Trade Practices Act. As required by that statute, Intermagnetics is sending a copy of its complaint to the Attorney General of Connecticut.

         The dispute arises out of Trex's failure to promote, market and distribute the Company's MR Imaging system as contemplated in the Agreement. The Danbury, Connecticut based company is a subsidiary of ThermoTrex Corporation (AMEX:TKN), a Thermo Electron (NYSE:TMO) company. Under the Agreement, the system, which was manufactured by the Company's Field Effects division, was to be sold under the name TREX/MRI.

         Trex's unexpected repudiation of the parties' Distributorship Agreement has forced the Company to make a decision to restructure the operations of Intermagnetics' Field Effects division, now located in Tyngsboro, MA, by combining them with those of its parent Technology Development business group ("IGC-TD") which is located at Intermagnetics' headquarters in Latham, NY.

         The restructuring also reflects an attempt by the Company to mitigate its damages in response to Trex's breach of the Agreement. Intermagnetics would expect the restructuring to adversely impact its financial performance this fiscal year, possibly as early as the second quarter. In that event, the Company expects to report a non-recurring, one-time charge to operations for the effect of the restructuring. The Company is in the process of determining the applicable amount. The Company has engaged counsel to vigorously pursue this claim in order to achieve complete recovery to the extent of its damages.

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         In commenting on this decision Glenn Epstein, Intermagnetics' President and Chief Operating Officer, said "this was an especially difficult decision coming, as it did, after the establishment at Field Effects of a comprehensive infrastructure to meet the requirements of the Trex Agreement. We are taking all reasonable steps to minimize the impact of this restructuring on the dedicated team of Field Effects employees, several of whom have been with the Company for many years."

         Ian L. Pykett, Ph.D., Vice President of IGC-TD, stated that the Company was making every effort to minimize the impact to other key new business opportunities in the markets and technologies formerly pursued principally at Field Effects: "We are particularly committed to leveraging further the success we currently enjoy in applying our MR technologies to non-clinical applications, such as the recently-described detection of bacterial spoilage in aseptically-packaged foods. To that end, we have begun the process of completing a comprehensive transfer of Field Effects' technology and utilizable equipment assets to our Latham, New York facility."

         Intermagnetics (AMEX:IMG) is a leading developer and manufacturer of low-temperature (LTS) and high-temperature (HTS) superconducting magnets, wire and cable as well as associated low-temperature refrigeration equipment, and radio-frequency (RF) coils, the combination of which is essential to successful application of superconductivity, especially in equipment for Magnetic Resonance Imaging (MRI). The Company is dedicated to the development and commercialization of applied superconductivity and refrigeration systems. The Company also supplies permanent magnet systems, materials separation equipment and FRIGC(R) refrigerants as replacements for ozone-depleting refrigerants.

                                      ####


Safe Harbor Statement:
The statements contained in this press release which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors. These include, without limitation, the assumptions, risks, and uncertainties set forth in the Company's Annual Report on Form 10-K, and the risks inherent in any litigation.


         For more information about Intermagnetics General Corporation, free of charge via fax, dial 1-800-PRO-INFO and use ticker symbol "IMG."

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                                   SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              INTERMAGNETICS GENERAL CORPORATION

Date: November 10, 1998                       By: /s/ Carl H. Rosner
                                                 ------------------------
                                                  Carl H. Rosner
                                                  Chief Executive Officer